EXHIBIT (c)(4)




                 THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER



         This Amendment,  dated as of the 1st day of July, 1997, is entered into
by  and  among  The  Cross  Country  Group,  Inc.  ("Parent"),   CC  Acquisition
Corporation ("Merger Sub"), and Homeowners Group, Inc. (the "Company").

         WHEREAS,   Parent,   CHGI  Acquisition   Corporation,   a  wholly-owned
subsidiary of the Parent and the Company entered into an Agreement and Plan of Merger dated as of May 14, 1996 (the "Merger Agreement");

         WHEREAS, Parent, Merger Sub and the Company amended the Merger Agreement as of October 31, 1996 (the "First Amendment") and again amended the Merger Agreement as of January 31, 1997 (the "Second Amendment") (collectively, the "Prior Amendments");

         WHEREAS, the Company recently received Notices of Proposed Adjustment from the Internal Revenue Service ("IRS") that could result in the disallowance of approximately $20 million in losses previously claimed by the Company on its federal income tax returns (the "Tax Contingency");

         WHEREAS, Parent notified the Company that the Tax Contingency is a Company Material Adverse Effect (as defined in the Merger Agreement) and that as a result of such Company Material Adverse Effect, Parent and Merger Sub were not willing to proceed with the Merger under the current terms of the Merger Agreement; and

         WHEREAS, The Company acknowledges that the Tax Contingency is a Company Material Adverse Effect and the parties desire to further amend the Merger Agreement to adequately reflect the impact of the Tax Contingency on the Company.


         NOW  THEREFORE,   in  consideration  of  the  premises  and  agreements
contained herein, Parent, Merger Sub and the Company agree as follows:

1.       EFFECT ON MERGER AGREEMENT AND PRIOR AMENDMENTS.

         The terms of this Amendment shall amend, modify, and supersede any contrary or inconsistent terms in the Merger Agreement and Prior Amendments. Except as modified by this Third Amendment, the terms of the Merger Agreement, as amended by the Prior Amendments, shall remain unmodified and in full force and effect. Except as otherwise indicated herein, all defined terms shall have the meaning ascribed to them in the Merger Agreement.

2.       FRANCHISE AMENDMENTS.

         As a condition to the obligations of Parent and Merger Sub to consummate the Merger, the Company shall have caused HMSI to enter into and execute a Third Amendment to Affiliation Agreement, Second Amendment to Profit Sharing Release and Second Amendment to Estoppel Agreement with each of HMSI's Franchisees, upon terms and conditions satisfactory to Parent in its sole discretion.

3.       TAX CONTINGENCY.

         Parent may designate one person as its representative, who shall be kept fully informed by, and whose advice shall be conveyed to, legal counsel retained by the Company to represent it in connection with the Tax Contingency.

4.       EXTENSION OF AGREEMENT FOR SATISFACTION OF JUDGMENT.

         Contemporaneously with execution of this Third Amendment, the Company and The Cross Country Group, L.L.C. shall enter into an Extension of Agreement for Satisfaction of Judgment which shall provide for the agreement of The Cross Country Group, L.L.C. to take no action with respect to realization of its rights under the Agreement for Satisfaction of Judgment between Homeowners Marketing Services, Inc. and The Cross Country Group, L.L.C., as amended, prior to the earlier of: (a) July 31, 1997 or (b) termination of Parent's obligations under the Merger Agreement, as amended by the Prior Amendments and this Third Amendment.

5.       TERMINATION AND ABANDONMENT.

         In addition to and not in limitation of, the termination rights set forth in the Merger Agreement, as amended by the Prior Amendments, the Merger Agreement, as amended by the Prior Amendments and this Third Amendment shall terminate if, on or before July 31, 1997 both (a) the Tax Contingency shall not have been resolved to the satisfaction of Parent, and (b) the Merger shall not have been consummated.

                                        2









         IN WITNESS WHEREOF, each party has executed this Third Amendment as of the first date set forth above.

                                           THE CROSS COUNTRY GROUP, INC.


                                           By:/s/ Howard L. Wolk
                                              ----------------------------------
                                           Name: Howard L. Wolk
                                                --------------------------------
                                           Title: Vice President
                                                 -------------------------------

                                           CC ACQUISITION CORPORATION



                                           By:/s/ Howard L. Wolk
                                              ----------------------------------
                                           Name: Howard L. Wolk
                                                --------------------------------
                                           Title: President
                                                 -------------------------------


                                           HOMEOWNERS GROUP, INC.



                                           By:/s/ C. Gregory Morris
                                              ----------------------------------
                                           Name: C. Gregory Morris
                                                --------------------------------
                                           Title: Vice President, Treasurer and
                                                  Chief Financial Officer.
                                                 -------------------------------

                                        3